CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our Report in this Annual Report on Form 40-F of Corriente Resources Inc. dated March 26, 2008 accompanying the consolidated financial statements, which appears in the Annual Report on Form 40F.

"/S/ PricewaterhouseCoopers LLP"

Chartered Accountants
Vancouver, British Columbia
March 26, 2008